Exhibit 99.1

Tidewater Announces Pending Sale of 14 Offshore Tugs

NEW ORLEANS, August 11, 2006 – Tidewater Inc. (NYSE:TDW) announced today that it has entered into a definitive agreement with Crosby Marine Transportation, LLC to sell 14 of its offshore tugs, 12 of which currently constitute Tidewater’s total domestic fleet of offshore tugs. In addition, two tugs scheduled to return from international assignments in the Middle East are included in the transaction. The sale of ten of the tugs is expected to close by the end of August, with the sale on the other four vessels scheduled to close over the next four months as current charter contracts to which the four tugs are subject expire. The combined cash sales proceeds of $44.8 million will result in an estimated pre-tax financial gain of approximately $34 million, or $22 million after tax, or $.38 per common share, and the sale should have a negligible effect on future earnings capacity.

Dean E. Taylor, Chairman, President and Chief Executive Officer of the Company, commented, “We believe that our ongoing efforts to sell our non-core assets and reinvest proceeds into newer core fleet assets or the repurchase of Tidewater stock should return significant value added for our stockholders. This type of transaction along with our strong balance sheet and borrowing capacity allows us total flexibility in pursuing future attractive investment opportunity that arises.”

Tidewater Inc. owns over 500 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Joe Bennett – (504) 566-4506

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